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Exhibit 11

HARRAH'S ENTERTAINMENT, INC.

COMPUTATIONS OF PER SHARE EARNINGS

	Year Ended December 31,
	2002	2001	2000
Income (loss) from continuing operations	$324,643,000	$208,351,000	$(11,344,000)
Discontinued operations, net of tax	1,555,000	639,000	–

Income (loss) before extraordinary losses and cumulative effect of change in accounting principle	326,198,000	208,990,000	(11,344,000)
Extraordinary losses, net of tax	–	(23,000)	(716,000)
Cumulative effect of change in accounting principle, net of tax	(91,169,000)	–	–

Net income (loss)	$235,029,000	$208,967,000	$(12,060,000)

BASIC EARNINGS (LOSS) PER SHARE
Weighted average number of common shares outstanding	111,211,833	113,539,872	117,189,838

BASIC EARNINGS (LOSS) PER COMMON SHARE
Income (loss) from continuing operatons	$2.92	$1.83	$(0.09)
Discontinued operations, net	0.01	0.01	–

Income (loss) before extraordinary losses and cumulative effect of change in accounting principle	2.93	1.84	(0.09)
Extraordinary losses, net	–	–	(0.01)
Cumulative effect of change in accounting principle, net	(0.82)	–	–

Net income (loss)	$2.11	$1.84	$(0.10)

DILUTED EARNINGS (LOSS) PER SHARE
Weighted average number of common shares outstanding	111,211,833	113,539,872	117,189,838
Additional shares based on average market price for period applicable to:
Restricted stock	631,532	697,130	–
Stock options	1,691,000	1,471,400	–

Average number of common and common equivalent shares outstanding(a)	113,534,365	115,708,402	117,189,838

DILUTED EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
Income (loss) from continuing operations	$2.86	$1.80	$(0.09)
Discontinued operations, net	0.01	0.01	–

Income (loss) before extraordinary losses and cumulative effect of change in accounting principle	2.87	1.81	(0.09)
Extraordinary losses, net	–	–	(0.01)
Cumulative effect of change in accounting principle, net	(0.80)	–	–

Net income (loss)	$2.07	$1.81	$(0.10)

(a)
The diluted share base for 2000 excludes common stock equivalents of 481,338 and 1,407,362 related to restricted stock and stock options, respectively. These shares are excluded due to their antidilutive effect as a result of the Company's net loss in 2000.

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HARRAH'S ENTERTAINMENT, INC. COMPUTATIONS OF PER SHARE EARNINGS